LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey  08012

†  Admitted to practice in US Supreme Court,

(856) 374-1744

     US District Court & US Tax Court

(1-866) 272-8505 (Fax)

 April 24, 2014

TCG Financial Series Trust II

Trustees of the TCG Financial Series Trust II

c/o TCG Financial Services, LLC

110 Merrick Way

Suite 2A

Coral Gables, FL  33134

Re: Opinion of Counsel Relating to the Registration Statement Filed on Form N-1A under the Securities Act of 1933

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement, File Nos. 333-189480 and 811-22827 (the "Registration Statement"), of the TCG Financial Series Trust II (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of the TCG Daily Liquidity Government Money Market Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Law Office of C. Richard Ropka, LLC

By: /s/ Charles R. Ropka

       Charles R. Ropka